Exhibit 3.3
CERTIFICATE OF DESIGNATIONS OF
SERIES A REDEEMABLE VOTING
MANDATORILY CONVERTIBLE PREFERRED STOCK
OF
NEW DURA, INC.
PURSUANT TO SECTION 151 OF THE GENERAL
CORPORATION LAW OF THE STATE OF DELAWARE
          I, Lawrence A. Denton, President of New Dura, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certify as follows:
          WHEREAS, on October 30, 2006, Dura Automotive Systems, Inc., a Delaware corporation (“Old Dura”), and certain of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11, 11 U.S.C. §§ 101-1330, as amended (the “Bankruptcy Code”, in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”));
          WHEREAS, pursuant to the Revised Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code relating to Old Dura, as confirmed on May 13, 2008, by order (the “Order”) of the Bankruptcy Court (the “Plan”), a nominee of the creditors of Old Dura (the “Nominee”) was authorized under the Plan (as confirmed by the Order of the Bankruptcy Court) to form the Corporation and adopt its Certificate of Incorporation (the “Certificate of Incorporation”) as well as this Certificate of Designation;
          WHEREAS, the Certificate of Incorporation has been duly adopted in accordance with Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) and provides for the creation of a class of 2,267,000 shares of preferred stock of the Corporation having a par value of $0.01 per share (the “Preferred Stock”); and
          WHEREAS, this Certificate of Designations has been duly adopted in accordance with Section 151 of the DGCL and creates a series of 2,267,000 shares of Preferred Stock designated as Series A Redeemable Voting Mandatorily Convertible Preferred Stock (the “Series A Preferred Stock”).
          NOW THEREFORE BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of the Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of the Series A Preferred Stock having the powers, designations, preferences and rights, and qualifications, limitations and restrictions thereof, that are set forth in this certificate of designations, as may be amended or amended and restated from time to time (the “Certificate of Designations”) as follows:

          SECTION 1. DIVIDENDS.
          1A. GENERAL OBLIGATION. When, as and if declared by the Corporation’s Board of Directors and to the extent permitted under the laws of the State of Delaware, the Corporation shall pay preferential dividends to the holders of the Series A Redeemable Voting Convertible Preferred Stock as provided in this Section 1. Except as otherwise provided herein, dividends on each share of the Series A Preferred Stock (individually, a “Share” and collectively, the “Shares”) shall accrue on a daily basis at the rate of 20% per annum on the sum of the Initial Liquidation Value thereof plus all Accumulated Dividends thereon from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value of such Share is paid to the holder thereof in connection with the liquidation of the Corporation or the Redemption of such Share by the Corporation, (ii) the date on which such Share is converted into shares of Conversion Stock hereunder or (iii) the date on which such share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share. Dividends on the Shares shall not be paid in cash unless otherwise agreed to by the holders of a majority of the Series A Preferred Stock then outstanding.
          1B. DIVIDEND REFERENCE DATES. To the extent not paid in accordance with Section 1A, on June 30 and December 31 of each year, beginning June 30, 2008 (the “Dividend Reference Dates”), all dividends which have accrued on each Share outstanding from and including the preceding Dividend Reference Date (or from and including the date of issuance, in the case of the initial Dividend Reference Date) up to and excluding such Dividend Reference Date, shall be accumulated on such Dividend Reference Date and shall accrue dividends on a daily basis at a rate per annum equal to 20% of the amount of such accumulated unpaid dividends. Such accumulated and unpaid dividends (together with accrued and unpaid dividends thereon) shall be added to the Liquidation Value with respect to such Share and shall be referred to herein as “Accumulated Dividends”.
          1C. DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.
          1D. PARTICIPATING DIVIDENDS. Subject to the limitations set forth in Section 4A(iii)(a), in the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock for which adjustments are made pursuant to Section 5, the Corporation shall also declare and pay to the holders of the Series A Preferred Stock, in addition to the dividends provided in Section 1A, at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the shares of Common Stock issuable upon conversion of the

Series A Preferred Stock had all the outstanding Shares (as determined in accordance with Section 5A) been converted into the number of Aggregate Conversion Shares, as determined immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined; provided that prior to the Third Anniversary, the number of shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock shall be calculated assuming the Corporation had elected to redeem all of the Shares then outstanding.
          SECTION 2. LIQUIDATION.
          Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) (a “Liquidation Event”), each holder of Series A Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount (the “Liquidation Preference Amount”) in cash equal to the greater of (i) the aggregate Liquidation Value of all Shares held by such holder and (ii) the aggregate amount that would be paid in connection with such Liquidation Event with respect to (A) the Common Stock issuable upon conversion of all Shares held by such holder into such holder’s pro rata portion of the number of Aggregate Conversion Shares computed in accordance with Section 5C(i), immediately prior to such Liquidation Event (it being understood that, prior to the Third Anniversary, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be calculated assuming the Corporation had elected to redeem all of the Shares then outstanding and the holders of the Series A Preferred Stock had converted the maximum number of Shares allowed hereunder) and (B) the aggregate Liquidation Value of the remaining Shares not eligible for conversion held by such holder. After the Liquidation Preference Amount has been paid to the holders of the Series A Preferred Stock, such holders shall not be entitled to any further payment. If upon any such Liquidation Event, the Corporation’s assets to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entirety of all assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Value of the Shares held by each such holder. Not less than 60 days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation Event to each record holder of Series A Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such Liquidation Event. Neither the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation nor any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a Liquidation Event within the meaning of this Section 2.
          SECTION 3. OPTIONAL REDEMPTIONS.
          3A. GENERAL. At any time and from time to time, the Corporation, acting upon the approval of a majority of the Board of Directors, may elect to redeem all or any portion of the Shares then outstanding. Any Redemption completed prior to the Third Anniversary shall be subject to the provisions of Section 5A(i). The Corporation shall pay a price per Share equal to the Liquidation Value in connection with any Redemption pursuant to this Section 3A.
          3B. REDEMPTION PAYMENTS. For each Share which is to be redeemed hereunder and which the holder has not elected to convert pursuant to Section 5 hereof, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Share) an amount in cash equal to the redemption price specified in Section 3A.
          3C. NOTICE OF REDEMPTION. Except as otherwise provided herein, the Corporation shall mail written notice of each Redemption of any Series A Preferred Stock to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. Each such notice (a “Redemption Notice”) shall state: (i) the redemption date; (ii) the number of Shares to be redeemed and, if less than all the Shares held by a holder are to be redeemed, the number of Shares to be redeemed from such holder; (iii) the redemption price determined in accordance with Section 3A; (iv) the place or places where certificates for the Shares are to be surrendered for payment of the redemption price; (v) the number of shares of Common Stock into which the Shares to be redeemed may be converted pursuant to Section 5A (including a calculation setting forth the maximum number of Shares that may be converted pursuant to any Holder-Requested Conversion); and (vi) that dividends on the Shares to be redeemed shall cease to accrue upon payment of the redemption price determined in accordance with Section 3A, and the right to convert the Shares to be redeemed into shares of Common Stock shall terminate on the fifth Business Day prior to the redemption date specified in the Redemption Notice. Upon mailing any Redemption Notice, the Corporation shall become obligated to redeem the total number of Shares specified in such notice at the time of Redemption specified therein. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within five Business Days after surrender of the certificate representing the redeemed Shares.
          3D. DETERMINATION OF THE NUMBER OF EACH HOLDER’S SHARES TO BE REDEEMED. The number of Shares to be redeemed from each holder thereof in Redemptions by the Corporation under this Section 3 shall be the number of Shares determined by multiplying the total number of Shares to be redeemed by a fraction, the numerator of which shall be the total number of Shares then held by such holder and the denominator of which shall be the total number of Shares then outstanding.
          3E. DIVIDENDS AFTER REDEMPTION. No Share shall be entitled to any dividends accruing after the date on which the redemption price of such Share is paid to the holder of such Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.
          3F. REDEEMED OR OTHERWISE ACQUIRED SHARES. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares of the Corporation’s Preferred Stock, undesignated as to the series, and shall not be reissued, sold or transferred as Series A Preferred Stock.

          3G. OTHER REDEMPTIONS OR ACQUISITIONS. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Shares, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Shares on the basis of the number of Shares owned by each such holder.
          3H. TAX COVENANTS. The Corporation agrees, and each holder by acquiring an interest in the Series A Preferred Stock will be deemed to agree, not to treat such Shares as “preferred stock” within the meaning of Treasury Regulation Section 1.305-5 for United States federal income tax purposes, and the Corporation shall report dividend income for federal and any applicable state and local income tax purposes to the holders solely to the extent that cash dividends are paid on such Shares. Unless otherwise clearly required by law, neither the Corporation nor the holders shall take any position contrary to the foregoing on any tax return.
          SECTION 4. VOTING RIGHTS; STOCKHOLDER MEETINGS.
          4A. VOTING RIGHTS.
          (i) In addition to the voting rights provided below to the holders of the Series A Preferred Stock and by applicable law, the holders of the Series A Preferred Stock shall be entitled to notice of all meetings of stockholders, which shall be given in accordance with the Corporation’s bylaws, and, except as otherwise required by applicable law, shall be entitled to vote on all matters submitted to the stockholders for a vote, and shall vote together as a single class with (x) the holders of the Common Stock and (y) the holders of any other series of Preferred Stock so entitled to vote with the Common Stock, in each case pursuant to the terms of the Certificate of Incorporation and any certificate of designations, as applicable, with each share of Series A Preferred Stock being entitled to one vote for each share of Common Stock issuable upon the conversion of such Share into its pro rata portion of the number of Aggregate Conversion Shares computed in accordance with Section 5C(i) as of the record date for such vote or consent or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited; provided, that, prior to the Third Anniversary, the number of shares of Common Stock issuable upon conversion of the Shares shall be calculated as if such record date or voting date is the Third Anniversary (for the avoidance of doubt, prior to the Third Anniversary, assuming the Corporation shall not have redeemed any Shares or issued any securities that would increase the number of Aggregate Conversion Shares, the Shares shall constitute 94% of the combined voting power of the Common Stock and the Series A Preferred Stock at any meeting of stockholders). In all cases where the holders of all Shares have the right to vote separately as a class, such holders shall be entitled to one vote for each such Share.
          (ii) Subject to the provisions of the Certificate of Incorporation governing the ability of the holders of Common Stock to vote by written consent, any action required to be taken at any annual or special meeting of holders of Series A Preferred Stock and/or Common Stock, or any action that may be taken at any annual or special meeting of holders of Series A Preferred Stock and/or Common Stock, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the holders who signed the consent or consents, shall be signed by, (x) in the case of an annual or special meeting of the holders of Series A Preferred Stock (or any action that may be taken at any annual or special meeting of holders of Series A Preferred

Stock), the holders of outstanding Series A Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series A Preferred Stock entitled to vote thereon were present and voted, voting as a separate class, and (y) in the case of an annual or special meeting of the holders of Common Stock (or any action that may be taken at any annual or special meeting of holders of Common Stock), the holders of outstanding Common Stock and Series A Preferred Stock (voting on an as converted basis as set forth in Section 4A(i) and together with the holders of Common Stock as one class) having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Common Stock and Series A Preferred Stock (voting on an as converted basis as set forth in Section 4A(i) and together with the holders of Common Stock as one class) entitled to vote thereon were present and voted.
          (iii) The affirmative vote of the holders of a majority of the outstanding Series A Preferred Stock, voting as a separate class, will be required for the Corporation to:
          (a) directly or indirectly declare or pay, or permit any Subsidiary to declare or pay, any dividends or make any distributions upon any of its capital stock or other equity securities, except for dividends or distributions payable (x) on the Series A Preferred Stock pursuant to the terms of this Certificate of Designations, (y) solely in shares of Common Stock issued upon the outstanding shares of Common Stock for which adjustments are made pursuant to Section 5E, and (z) by any Subsidiary (1) to the Corporation or to any of its Wholly Owned Subsidiaries or (2) if such dividends or distributions are made on a pro rata basis with respect to all of such Subsidiary’s capital stock or equity interests;
          (b) directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of the Corporation’s or any Subsidiary’s capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities) or directly or indirectly redeem, purchase or make any payments with respect to any stock appreciation rights, phantom stock plans or similar rights or plans, except for (x) Redemptions or repurchases of the Shares pursuant to the terms of this Certificate of Designations, (y) redemptions or repurchases of Common Stock from employees of the Corporation and its Subsidiaries upon termination of employment in an amount not to exceed $5,000,000 in any consecutive twelve-month period pursuant to arrangements approved in advance by the Corporation’s Board of Directors, and (z) redemptions, repurchases or other acquisitions of the capital stock or other equity securities of a Subsidiary (1) that are held by the Corporation or any of its Wholly Owned Subsidiaries or (2) by such Subsidiary if such redemptions, repurchases or other acquisitions are made on a pro rata basis with respect to all of such Subsidiary’s capital stock or other equity interests;
          (c) authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of, or take any action that reclassifies any outstanding equity securities into, (x) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features) or (y) any Senior Securities or Parity Securities (or any securities convertible into or exchangeable for any Senior Securities or Parity Securities);
          (d) merge or consolidate with any Person, unless upon consummation of such merger or consolidation, each then-outstanding Share is entitled to receive and does receive an amount in cash equal to the Liquidation Preference Amount on the date of consummation of any such merger or consolidation.
          (e) sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, more than 25% of the consolidated assets of the Corporation and its Subsidiaries (calculated as the greater of (x) book value, determined in accordance with generally accepted accounting principles consistently applied, and (y) fair market value, determined by the Corporation’s Board of Directors in its reasonable good faith judgment) in any transaction or series of related transactions (other than sales of inventory in the ordinary course of business), unless upon consummation of such sale, lease or disposal, each then-outstanding Share is entitled to receive and does receive an amount in cash equal to the Liquidation Preference Amount; and
          (f) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes).
          (iv) Other than with respect to (A) actions taken by a majority vote of the outstanding Shares set forth in Section 4A(iii)(a)- (f), (B) indebtedness incurred by the Corporation, (C) the consummation of an Organic Change in the manner contemplated by Section 5E, (D) the issuance of equity awards to management provided for in the Management Equity Incentive Plan (as defined in the Plan) or (E) actions to be taken by the Corporation in the ordinary course of business, the affirmative vote of the holders of not less than 85% of the then-outstanding Series A Preferred Stock, voting as a separate class, will be required to:
          (a) become subject to, or permit any of its Subsidiaries to become subject to (including, without limitation, by way of amendment to or modification of), any agreement or instrument which by its terms restricts the Corporation’s performance of its obligations under this Certificate of Designations or the Corporation’s certificate of incorporation or bylaws (including, without limitation, making any modification to, or amending any of the provisions relating to the declaration and payment of dividends on the Series A Preferred Stock or the redemption, voting or the conversion of the Series A Preferred Stock); or
          (b) enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary’s officers, directors, employees or Affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such Person or individual owns a beneficial interest, except for customary employment arrangements and benefit programs on reasonable terms, except with respect to the Company’s incurrence of indebtedness on arms’ length terms or unless such transaction, commitment or arrangement shall have been authorized by a majority vote of the Board of Directors excluding any director who is a party to such transaction, commitment or arrangement or is an Affiliate of the Corporation’s counterparty in such transaction, commitment or arrangement.
          (v) The voting rights set forth in Section 4A(iii) and Section 4A(iv) shall be collectively referred to as the “Series A Preferred Separate Voting Rights”. The Series A Preferred Separate Voting Rights shall terminate on the date that the remaining outstanding Shares represent an aggregate Liquidation Value of less than $50,000.
          4B. STOCKHOLDER MEETINGS. Special meetings of holders of Series A Preferred Stock may be called only by any of: (i) the Board of Directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office, (ii) the holders representing not less than 25% of the voting power of all outstanding Shares, (iii) the chairman of the board or (iv) the chief executive officer of the Corporation.
          SECTION 5. CONVERSION.
          5A. CONVERSION RIGHTS.
          (i) Except as provided in this Section 5A(i), the Series A Preferred Stock shall not be convertible into Conversion Stock prior to the Third Anniversary. If at any time prior to the Third Anniversary, the Corporation elects to redeem all or any portion of the Shares then outstanding in accordance with the provisions of Section 3A, then upon receipt of a Redemption Notice (as defined in Section 3C), any holder of Series A Preferred Stock may convert a portion of such Shares into such holder’s pro rata portion of the number of Aggregate Conversion Shares computed in accordance with Section 5C(i), by giving written notice to the Corporation of such election no later than the fifth Business Day prior to the date fixed for Redemption in the Redemption Notice (each, a “Holder-Requested Conversion”).
          (ii) For the purposes of any Holder-Requested Conversion, holders of Shares may convert such Shares into Conversion Shares, provided that the maximum number of Shares that may be so converted may not have an aggregate Liquidation Value in excess of the product of the Maximum Aggregate Liquidation Value as of the date of such Redemption multiplied by the Maximum Holder Election Percentage as of the date of such Redemption (the “Maximum Aggregate Preferred Conversion Amount”). For the avoidance of doubt, sample calculations of the Maximum Aggregate Preferred Conversion Amount from time to time are indicated in Schedule A attached hereto and incorporated herein.
          (a) “Aggregate Preferred Conversion Amount” means the amount determined by multiplying the number of Shares to be converted by the Liquidation Value per Share on the date of such Redemption; provided that with respect to a Holder-Requested Conversion, if the amount so determined exceeds the Maximum Aggregate Preferred Conversion Amount, the Aggregate Preferred Conversion Amount shall be the Maximum Aggregate Preferred Conversion Amount.

          (b) “Maximum Aggregate Liquidation Value” means the amount indicated on Schedule B attached hereto and incorporated herein corresponding to the time elapsed from the Effective Date to the date of such Redemption.
          (c) “Maximum Holder Election Percentage” means the percentage indicated on Schedule B attached hereto and incorporated herein corresponding to the time elapsed from the Effective Date to the date of such Redemption; provided, however, that if less than all of the Shares outstanding are being redeemed, such amount shall also be multiplied by the percentage of the Shares outstanding which are being redeemed at such time.
          (iii) On the Third Anniversary, all remaining outstanding Shares (including any fractional Shares) held by each holder of Series A Preferred Stock shall convert automatically (without further action on the part of the Corporation or any holder thereof) into such holder’s pro rata portion of the number of Aggregate Conversion Shares, as computed in accordance with Section 5C(i) (the “Mandatory Conversion”).
          5B. CONVERSION PROCEDURE.
          (i) Except as otherwise provided herein, each Holder-Requested Conversion shall be deemed to have been effected as of the close of business on the date on which (x) if the holder is in possession of physical share certificate(s), (I) the Corporation has received a written notice from the holder requesting conversion setting forth the number of Shares of Series A Preferred Stock to be so converted and (II) the certificate or certificates representing the Series A Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation or (y) if the Shares are held by a depositary, (I) the depositary has received and has caused the Corporation to receive a completed applicable instruction form for conversion pursuant to the depositary’s book-entry conversion program along with any endorsements required by the Corporation or the depositary and (II) the depositary has caused the Shares to be converted to be delivered via book-entry. The Mandatory Conversion shall be deemed to have been effected automatically without further action by the Corporation or any holder as of the date of the Third Anniversary.
          (ii) At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Series A Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.
          (iii) Except as otherwise provided in Section 3, the conversion rights of any Share subject to redemption hereunder shall terminate at the close of business on the fifth Business Day prior to the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the redemption price for such Share.
          (iv) Notwithstanding any other provision hereof, if a conversion of Shares is to be made in connection with a change of control or other transaction affecting the Corporation, such conversion may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case the conversion of such Shares shall not be deemed to be effective until such transaction has been consummated.
          (v) As soon as possible after a conversion has been effected (but in any event within three Business Days), the Corporation shall deliver to the converting holder (or its nominee):
          (a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;
          (b) payment in an amount equal to the amount payable under subparagraph (ix) below with respect to such conversion; and
          (c) a certificate representing any Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.
          (vi) The issuance of certificates for shares of Conversion Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders of such Series A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share, the Corporation shall take all such actions as are necessary in order to ensure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.
          (vii) The Corporation shall not close its books against the transfer of Series A Preferred Stock or of Conversion Stock issued or issuable upon conversion of Series A Preferred Stock in any manner which interferes with the timely conversion of Series A Preferred Stock. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).
          (viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series A Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Preferred Stock.
          (ix) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Series A Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date such conversion shall be deemed to have been effected pursuant to Section 5B(i).
          5C. CONVERSION MECHANICS.
          (i) In the case of a Holder-Requested Conversion or a Mandatory Conversion, the related number of Aggregate Conversion Shares shall be calculated as follows:
          (a) “Aggregate Conversion Shares” means the (1) product of the Adjusted Common Shares Outstanding multiplied by the Equity Conversion Percentage, divided by (2) 1 minus the Equity Conversion Percentage.
          (b) “Equity Conversion Percentage” means the product obtained by multiplying 94% by the Preferred Conversion Percentage.
          (c) “Preferred Conversion Percentage” means the Aggregate Preferred Conversion Amount divided by the Maximum Aggregate Liquidation Value.
          (d) “Adjusted Common Shares Outstanding” at any time shall mean the number of shares of Common Stock then-outstanding that the Corporation has issued or is obligated to issue (whether by dividend, Option or Convertible Security), either directly or indirectly, immediately prior to any such Holder-Requested Conversion or Mandatory Conversion, calculated on a fully diluted basis in accordance with the treasury method of accounting.
          (ii) Notwithstanding the foregoing, no increase in the number of Adjusted Common Shares Outstanding shall be made with respect to issuances of Conversion Stock (or of securities exchangeable or exercisable for or convertible into Conversion Stock): (A) upon the conversion of any Series A Preferred Stock, (B) upon the exercise of Options or the conversion of other Convertible Securities which were previously included in the Adjusted Common Shares Outstanding amount calculated on a fully diluted basis in accordance with the treasury method of accounting or (C) to officers, directors, or employees of the Corporation and its Subsidiaries pursuant to compensation arrangements provided for in the Management Equity Incentive Plan (as defined in the Plan).
          5D. EFFECT ON NUMBER OF COMMON SHARES ISSUED AFTER THE EFFECTIVE DATE OF CERTAIN EVENTS. For purposes of determining the number of Adjusted Common Shares Outstanding under Section 5C, the following shall be applicable:
          (i) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the

Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.
          (ii) RECORD DATE. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
          5E. REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change.” Unless the Corporation shall have elected to redeem all of the Shares in connection with such Organic Change, prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Shares then outstanding) to ensure that each of the holders of Shares shall thereafter have rights and preferences with respect to the capital stock of the successor entity substantially similar to those provided in this Certificate of Designations with respect to the capital stock of the Corporation, including, the right to acquire and receive on the Third Anniversary, Conversion Stock in an amount proportionate to such shares of stock, securities, cash or assets as such holder would have received in connection with such Organic Change if such holder had converted a number of its Shares equal to its pro rata portion of the number of Aggregate Conversion Shares in effect immediately prior to such Organic Change into shares of Common Stock in accordance with Section 5A(iii) (it being understood that the number of Aggregate Conversion Shares shall be adjusted in a manner consistent with Section 5C to account for Organic Change transactions). In the event the Corporation exercises its redemption right pursuant to Section 3A to redeem all, but not less than all, Shares then outstanding, holders of the Series A Preferred Stock have the right to convert their pro rata portion of the Shares into shares of Common Stock in accordance with Section 5A immediately prior to the consummation of such Organic Change such that holder of the Shares so converted into shares of Common Stock shall receive the same per share merger consideration for such shares of Common Stock as is received by the holders of the Common Stock in connection with the consummation of such Organic Change. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Shares then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.
          5F. CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors shall make an appropriate adjustment in the number of Aggregate Conversion Shares so as to protect the rights of the holders of Series A Preferred Stock.
          5G. NOTICES.
          (i) Immediately upon the issuance of any shares of Common Stock, either directly or indirectly, or any Options or Convertible Securities, the Corporation shall give written notice thereof to all holders of Series A Preferred Stock, setting forth the adjustment of the number of Aggregate Conversion Shares pursuant to this Section 5.
          (ii) The Corporation shall give written notice to all holders of Series A Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (x) with respect to any dividend or distribution upon Common Stock, (y) with respect to any pro rata subscription offer to holders of Common Stock or (z) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.
          (iii) The Corporation shall also give written notice to the holders of Series A Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.
          5H. NO AVOIDANCE. If the Corporation shall enter into any transaction for the purpose of avoiding the application of the provisions of this Section 5, the benefits of such provisions shall nevertheless apply and be preserved.
          SECTION 6. REGISTRATION OF TRANSFER.
          The Corporation shall keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange there for representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred Stock represented by the surrendered certificate.
          SECTION 7. REPLACEMENT.
          Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.
          SECTION 8. DEFINITIONS.
          “Affiliate” of a specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.
          “Business Day” means any day other than Saturday or Sunday or a day on which banking institutions in the State of Delaware are authorized or obligated by law or executive order to close.
          “Common Stock” means the Corporation’s common stock, par value $0.01 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.
          “Conversion Stock” means shares of the Corporation’s Common Stock, par value $0.01 per share, issuable upon conversion of a Share ; provided, however, that if there is a change such that the securities issuable upon conversion of the Series A Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean shares of the security issuable upon conversion of the Series A Preferred Stock if such security is issuable in shares, or shall mean the units in which such security is issuable if such security is not issuable in shares.
          “Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.
          “Corporation” means New Dura, Inc., a Delaware corporation incorporated on June 6, 2008, and any successor entity thereto.
          “Credit Agreements” means the First Lien Credit Agreement and the Second Lien Credit Agreement, each as in effect as of the date hereof.
          “Effective Date” means the date selected by the Corporation that is a Business Day after the entry of the order by the Bankruptcy Court on which (i) no stay of such confirmation order is in effect and (ii) all conditions specified in the Revised Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code of the Corporation, as confirmed on May 13, 2008, by order of the Bankruptcy Court, relating to the Corporation have been satisfied or waived.

          “First Lien Credit Agreement” means the first lien secured credit facility, to be entered into by the Corporation and its affiliates as well as the lenders party thereto as of the Effective Date.
          “Initial Liquidation Value” of any Share as of the Effective Date shall be equal to $100.00.
          “Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Series A Preferred Stock, Parity Securities or Senior Securities.
          “Liquidation Value” of any Share as of a particular date shall be equal to (i) such Share’s Initial Liquidation Value, plus (ii) any Accumulated Dividends thereon that have not been paid, plus (iii) any accrued and unpaid dividends from and including the date which is the last Dividend Reference Date up to and excluding such particular date.
          (i) “Market Price” as of any date, (i) means the average of the last reported sale prices for the shares of Common Stock on the on the Over-the-Counter Bulletin Board (the “OTCBB”) for the five (5) trading days immediately preceding such date as reported by a reliable reporting service mutually acceptable to and hereafter designated by holders of a majority of the outstanding Shares and the Corporation, or (ii) if the OTCBB is not the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period as reported by such reporting service, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be determined jointly by the Corporation and the holders of a majority of the outstanding Shares. If such parties are unable to reach agreement within a reasonable period of time, the fair value of the Common Stock shall be determined by an independent appraiser experienced in valuing such type of businesses jointly selected by the Corporation and the holders of a majority of the outstanding Shares. The determination of such appraiser shall be final and binding upon the parties and the fees and expenses of such appraiser shall be allocated between the Corporation, on the one hand, and the holders of Series A Preferred Stock (pro rata among such holders on the basis of the number of Shares held by each such holder), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party; provided, however, that at any time the remaining outstanding Shares represent an aggregate Liquidation Value of $50,000 or more, the Corporation shall pay all such expenses. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.
          “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.
          “Parity Securities” means any capital stock or other equity securities of the Corporation which rank evenly with the Series A Preferred Stock with respect to dividend distributions or distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation; provided, however, that if any such security ranks senior to the Series A Preferred Stock with respect to either dividend distributions or distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation it shall be deemed to be a Senior Security.
          “Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
          “Preferred Stock” has the meaning set forth in the Recitals.
          “Redemption” means the redemption by the Corporation of all or any portion of the Shares then outstanding at a price per Share in cash equal to the Liquidation Value thereof.
          “Redemption Date” as to any Share means the date specified in the notice of any Redemption at the Corporation’s option; provided, however, that no such date shall be a Redemption Date unless the Liquidation Value of such Share is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.
          “Second Lien Credit Agreement” means the second lien secured credit facility, to be entered into by the Corporation and its affiliates as well as the lenders party thereto as of the Effective Date.
          “Senior Securities” means any capital stock or other equity securities of the Corporation which rank senior to the Series A Preferred Stock with respect to dividend distributions or distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation.
          “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the membership, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member, manager or managing general partner of such limited liability company, partnership, association or other business entity. For purposes of this Certificate of Designations, if the context does not otherwise specify in respect of which Person the term “Subsidiary” is used, the term “Subsidiary” shall refer to a Subsidiary of the Corporation.
          “Third Anniversary” means the third anniversary of the Effective Date.

          SECTION 9. AMENDMENT AND WAIVER.
          No amendment, modification or waiver shall be binding or effective with respect to any provision of (i) Sections 1, 2, 3A, 3B, 3D, 3E and 3H hereof as well as this clause (i) of this Section 9 without the prior written consent of the holders of at least two-thirds of the Series A Preferred Stock outstanding at the time such action is taken or (ii) Sections 4A(i), 4A(iv), 4B, 5A and 5C hereof as well as this clause (ii) of this Section 9 without the prior written consent of the holders of at least 85% of the Series A Preferred Stock outstanding at the time such action is taken or (iii) with respect to any other provision of this Certificate of Designations not enumerated in clause (i) or (ii) of this Section 9 without the prior written consent of the holders of at least a majority of the Series A Preferred Stock outstanding at the time such action is taken; provided, however, that if any such amendment, modification or waiver would adversely affect any holder of Series A Preferred Stock relative to the holders of Series A Preferred Stock voting in favor of such amendment, modification, or waiver, such amendment, modification or waiver shall also require the written consent of the holders of a majority of the outstanding Series A Preferred Stock held by all holders so adversely affected; provided further, however, that if any such amendment, modification or waiver is to a provision in this Certificate of Designations that requires a specific vote to take an action thereunder or to take an action with respect to the matters described therein, such amendment, modification or waiver shall not be effective unless such vote is obtained with respect to such amendment, modification or waiver; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Series A Preferred Stock then outstanding (it being understood that the supermajority voting requirements set forth in the first sentence of this Section 9 shall not apply to any amendments made to this Certificate of Designations in connection with the consummation of an Organic Change in the manner contemplated by Section 5E). No other course of dealing between the Corporation and the holder of any Series A Preferred Stock or any delay in exercising any rights hereunder shall operate as a waiver of any rights of any such holders. For purposes of this Certificate of Designations, Series A Preferred Stock held by the Corporation or any Subsidiaries shall not be deemed to be outstanding.
          SECTION 10. NOTICES.
          All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Certificate of Designations shall be in writing and shall be deemed to have been given when delivered personally to the recipient, telecopied to the recipient (with hard copy sent by overnight courier in the manner provided hereunder) if sent prior to 4:00 p.m. New York time on a Business Day (and otherwise, on the immediately succeeding Business Day), one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) or three Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by any such holder).
*****

          IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designations of New Dura, Inc. to be signed to be duly executed by its duly authorized officer, this 20th day of June, 2008.

NEW DURA, INC.
By:	/s/ Lawrence A. Denton
	Name:	Lawrence A. Denton
	Title:	President

SCHEDULE A
SAMPLE CALCULATIONS
[See Attached]

SCHEDULE B
VALUES FOR CONVERSION FORMULAS
Note 1: Each value is measured from the Effective Date to the respective fiscal quarter end.
Note 2: Amounts may be interpolated between quarters.

	Maximum Aggregate	Maximum Holder
	Liquidation Value*	Election Percentage
Year 1
Q1	$248,300,000	1.750%
Q2	$260,100,000	3.500%
Q3	$273,100,000	5.250%
Q4	$286,100,000	7.000%

Year 2
Q1	$300,400,000	8.750%
Q2	$314,700,000	10.500%
Q3	$330,500,000	12.250%
Q4	$346,200,000	14.000%

Year 3
Q1	$363,500,000	15.750%
Q2	$380,800,000	17.500%
Q3	$399,900,000	19.250%
Q4	$418,900,000	21.000%

*	Based on aggregated Initial Liquidation Value, assuming a $8,375,000 fee payable in connection with the provision of the second lien financing